UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2026

HOLLEY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39599	87-1727560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1A Burton Hills Blvd, Suite 240, Nashville, TN	37215
(Address of principal executive offices)	(Zip Code)

(270) 782-2900
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HLLY	New York Stock Exchange
Warrants to purchase common stock	HLLY WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

After serving as Executive Vice President, General Counsel and Corporate Secretary for four years with Holley Inc. (the “Company”), Carly Kennedy will be departing from her position to pursue other opportunities. On April 7, 2026, the Company and Ms. Kennedy mutually agreed that, in order to support an orderly transition and to assist the Company with its upcoming annual meeting of stockholders and certain upcoming SEC reporting obligations, Ms. Kennedy will remain employed by the Company until May 15, 2026 (the “Separation Date”), at which time her employment with the Company will terminate unless her employment is terminated sooner for cause or she voluntarily resigns prior to such date.

The Company thanks Ms. Kennedy for her leadership and significant contributions to the Company and appreciates her commitment to supporting the business through this transition. In connection with her departure, the Company and Ms. Kennedy entered into a separation agreement and general release (the “Separation Agreement and General Release”).

In exchange for Ms. Kennedy (i) signing the Separation Agreement and General Release and agreeing to be bound by it, (ii) signing and not revoking the second release (as defined in the Separation Agreement and General Release), (iii) not resigning her employment or being terminated for cause prior to the Separation Date and (iv) continuing to comply with all obligations under the Separation Agreement and General Release, the Company will provide Ms. Kennedy with the following severance benefits:

•
salary continuation payments in the gross amount of $164,000, which is an amount equal to six months of Ms. Kennedy’s base salary in effect on the Separation Date, payable in equal installments over a period of six months following the Separation Date in accordance with the Company’s regular payroll processes;

•	a potential, pro-rated annual bonus for 2026 which will be payable to Ms. Kennedy, if earned based on the Company’s actual financial results for 2026, no later than March 15, 2027; and

•
pro rata vesting of the first tranche of restricted stock units granted to Ms. Kennedy on August 12, 2025 and scheduled to vest on August 12, 2026 (all other outstanding awards granted to Ms. Kennedy pursuant to the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) will terminate as of the Separation Date).

If a “change in control” (as defined in the 2021 Plan) occurs within three months of the Separation Date, the salary continuation payments referred to above will be increased to $328,000, which is an amount equal to 12 months of Ms. Kennedy’s base salary in effect on the Separation Date, payable in equal installments over a period of 12 months following the Separation Date in accordance with the Company’s regular payroll processes.

The Separation Agreement and General Release includes a customary general release of claims by Ms. Kennedy in favor of the Company and certain related parties.

The foregoing description of the Separation Agreement and General Release is qualified in its entirety to full text of the Separation Agreement and General Release, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated April 7, 2026, by and between Holley Inc. and Carly Kennedy

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLEY INC.

	By:	/s/ Jesse Weaver
Name: Jesse Weaver
Title: Chief Financial Officer

Date: April 7, 2026